Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
FEBUARY 9, 2010	Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
wwacker@rtix.com
Phone (386) 418-8888

Kate Sharadin
The Sharadin Group, LLC
Phone (425) 869-9778

RTI BIOLOGICS ANNOUNCES 2009 YEAR END, FOURTH QUARTER RESULTS,

ESTIMATES 2010 REVENUES AND EPS

- Company Will Hold Conference Call at 9:00 a.m. ET -

ALACHUA, Fla. (Feb. 9, 2010) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic and other biologic implants, reported operating results for the fourth quarter and full year ending Dec. 31, 2009.

Quarterly Highlights:

•	Revenues of $42.0 million, an increase of 12 percent over the prior year period

•	Net income of $1.5 million, or $0.03 per fully diluted share

•	Surgical specialties revenues increased 86 percent compared to the prior year period

•	Sports medicine revenues increased 9 percent sequentially and 22 percent compared to the prior year period

•	Launched three implants in orthopedics and bone graft substitutes for three different distributors

2009 Full Year Highlights:

•	Record revenues of $164.5 million, an increase of 12 percent over the prior year period

•	Net income of $5.9 million, or $0.11 per fully diluted share

•	Closed $11.75 million financing agreement with Mercantile Bank on Jan. 28, 2009

•	Increased number of direct biologic representatives to a total of 36, compared to 30 at the beginning of the year

•

Amended agreement for exclusive worldwide distribution rights for dermal allografts for use in hernia repair with Davol Inc., a subsidiary of C.R.Bard Inc., to include dermal allografts for breast reconstruction

•	Signed a new agreement to provide spinal allograft implants to Aesculap Implant Systems, Inc.

•	Launched 13 new implants and two line extensions in the spine and orthopedics markets, which accounted for over $6 million of revenue for the year

•	Launched five new implants, including bovine pericardium line and initial dermis implant with ENTrigue for use in the otolaryngology market, and three line extensions in surgical specialties

•

Introduced two new sports medicine implants – Matrix HD™, which surpassed $1 million in revenue for the year, and Fresh OC Talus, an extension of the fresh osteochondral line, which increased by 98 percent in revenues compared to the previous year

Revenues were $42.0 million for the fourth quarter of 2009, representing a 12 percent increase compared to revenues of $37.4 million for the fourth quarter of 2008. Revenues for the full year 2009 were $164.5 million, representing a 12 percent increase compared to revenues of $146.6 million for 2008. The increase in year over year revenues reflects the inclusion of Tutogen Medical for the full 12 months of 2009 compared to the period of Feb. 28 to Dec. 31, 2008 in the prior year. Tutogen Medical revenues for the period Jan. 1, 2008 to Feb. 27, 2008 were $8.5 million, including international revenues of $3.0 million.

For the fourth quarter of 2009, the company reported net income of $1.5 million and net income per fully diluted share of $0.03 based on 54.9 million fully diluted shares outstanding, compared to net loss of $102.5 million and net loss per fully diluted share of $1.89 based on 54.1 million fully diluted shares outstanding for the fourth quarter of 2008. The net loss in the fourth quarter of 2008 reflected asset impairments and abandonments of $104.4 million, or a $1.92 decrease per fully diluted share.

For the full year 2009, the company reported net income of $5.9 million and net income per fully diluted share of $0.11 based on 54.8 million fully diluted shares outstanding, compared to net loss of $100.0 million and net loss per fully diluted share of $2.00 based on 49.9 million fully diluted shares outstanding for 2008.

“In a very challenging and difficult-to-predict environment, we were able to increase our revenues by 12 percent,” said Brian K. Hutchison, chairman and CEO of RTI. “Our sports medicine and surgical specialties businesses have been the fastest-growing businesses over the year, offsetting a decline in dental business. We worked very diligently over the past 12 months to leverage our operational strengths and make steady improvements in our profitability while meeting the needs of our surgeons and distributors. These improvements should help us with our goals of delivering significant gains in profitability in 2010.”

Revenue Analysis

Domestic revenues were $35.9 million for the fourth quarter and $141.3 million for the full year 2009, representing increases of 9 percent and 11 percent respectively over prior year results for each period. The increase in revenues for the full year reflects the inclusion of Tutogen revenues for 12 months in 2009 versus the period of Feb. 28 to Dec. 31, 2008 in the prior year. For the fourth quarter and full year 2009, the strongest domestic performance was in surgical specialties, with year over year growth rates that exceeded market growth rates due to increased sourcing of membrane tissue to support these markets. Sports medicine revenues also grew year over year and reached record levels in the fourth quarter. Growth in sports medicine and surgical specialties offset a decline in dental revenues for the year, which have been significantly impacted by the global economic slowdown.

International revenues, which include exports and distribution from the company’s German and French operations, were $6.1 million for the fourth quarter of 2009 and $23.3 million for the full year 2009, representing increases of 37 percent and 18 percent respectively, compared to the prior year periods. Export revenues increased by $640,000 in the fourth quarter and increased by $1.0 million for the year compared to the prior year periods. Foreign currency translation adjustments resulted in an increase in fourth quarter revenues of $542,000 and a decrease in full year 2009 revenues of $917,000 compared to prior year periods. In addition, full year revenues reflect the inclusion of Tutogen Medical revenues for the full 12 months in 2009 versus the period of Feb. 28 to Dec. 31, 2008 in the prior year.

2010 Outlook

The company expects full year revenues for 2010 to increase between 5 percent and 7 percent on a constant currency basis. Assuming foreign currency exchange rates remain near year-end 2009 levels, the company estimates that foreign currency translation adjustments will increase revenues by approximately 1 percent for the full year 2010, resulting in reported revenue growth between 6 percent and 8 percent, or between $174.5 million and $177.5 million. Full year earnings per fully diluted share are expected to be in the range of $0.15 to $0.17, based on 55.7 million fully diluted shares outstanding.

“Our management team feels that through double digit growth in sports medicine and surgical specialties, combined with new product launches in all areas of our business through the year, we will be able to meet the outlook we have set for 2010,” Hutchison said. “With unknowns surrounding health care reform and the global economy, our management team understands that growth will be challenging, but we are committed to achieving our goals, growing our revenues and earnings over the long term while focusing on improving profitability and cash flow.”

Conference Call

RTI will hold a live conference call and simultaneous audio Web cast on Tuesday, Feb. 9, 2010 at 9:00 a.m. ET to discuss the 2009 fourth quarter and year end results, as well as guidance for 2010. The conference call can be accessed by dialing (888) 500-6974. The Web cast can be accessed through the investor section of RTI’s Web site at www.rtix.com. A telephone replay of the call will be available through March 1, 2010 and can be accessed by calling (888) 203-1112, passcode 6416137; the replay will also be available at www.rtix.com.

About RTI Biologics Inc.

RTI Biologics Inc. was formed when Regeneration Technologies Inc. and Tutogen Medical Inc. merged on Feb. 27, 2008. The company is now a leading provider of sterile biological implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening, precision shaping and when possible, using proprietary, validated sterilization processes. These allograft and xenograft implants are used in orthopedic, dental, hernia and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization

Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Neunkirchen, Germany, and Aix-en-Provence, France. The company is accredited by the American Association of Tissue Banks in the United States.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s Web site at www.rtix.com or the SEC’s Web site at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Fees from tissue distribution	$41,083	$36,057	$160,044	$140,886
Other revenues	877	1,306	4,483	5,749

Total revenues	$41,960	$37,363	$164,527	$146,635
Costs of processing and distribution	22,031	19,708	87,034	77,821

Gross profit	19,929	17,655	77,493	68,814

Expenses:
Marketing, general and administrative	14,449	13,780	59,325	54,168
Research and development	3,056	1,982	8,899	8,143
Restructuring charges	—	1	42	451
Goodwill impairment	—	103,007	—	103,007
Asset impairments and abandonments	—	1,402	208	1,402

Total operating expenses	17,505	120,172	68,474	167,171

Operating income (loss)	2,424	(102,517)	9,019	(98,357)

Other (expense) income:
Interest expense	(153)	(241)	(544)	(788)
Interest income	55	112	273	567
Foreign exchange loss	(35)	(55)	(293)	(9)

Total other expense—net	(133)	(184)	(564)	(230)

Income (loss) before income tax (provision) benefit	2,291	(102,701)	8,455	(98,587)
Income tax (provision) benefit	(802)	186	(2,600)	(1,391)

Net income (loss)	$1,489	$(102,515)	$5,855	$(99,978)

Net income (loss) per common share—basic	$0.03	$(1.89)	$0.11	$(2.00)

Net income (loss) per common share—diluted	$0.03	$(1.89)	$0.11	$(2.00)

Weighted average shares outstanding—basic	54,551,742	54,105,564	54,349,391	49,912,154

Weighted average shares outstanding—diluted	54,937,101	54,105,564	54,772,489	49,912,154

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		TMI Jan 1 - Feb 27
	2009	2008	2009	2008 (1)	2008 (2)
Fees from tissue distribution:
Spine	$9,560	$12,104	$41,087	$41,817	$210
Sports medicine	10,322	8,451	39,533	36,330	53
Dental	8,401	7,876	29,985	27,365	4,957
Surgical specialties	6,640	3,570	26,278	15,350	2,148
Bone graft substitutes	4,130	2,618	15,662	14,393	—
General orthopedic	2,030	1,438	7,499	5,631	1,156
Other revenues	877	1,306	4,483	5,749	(31)

Total revenues	$41,960	$37,363	$164,527	$146,635	$8,493

Domestic revenues	35,890	32,921	141,275	126,957	5,452
International revenues	6,070	4,442	23,252	19,678	3,041

Total revenues	$41,960	$37,363	$164,527	$146,635	$8,493

(1)	Includes revenues of the former Tutogen Medical Inc. (TMI) from February 28, 2008 to December 31, 2008.
(2)	Revenues for TMI for the period January 1, 2008 to February 27, 2008.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$17,382	$20,076
Accounts receivable—net	22,228	14,668
Inventories—net	93,935	75,182
Prepaid and other assets—net	39,719	42,100
Property, plant and equipment—net	46,562	47,622
Goodwill	134,681	134,432

Total assets	$354,507	$334,080

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$31,551	$33,454
Short and long-term obligations	14,992	8,986
Deferred revenue	12,026	6,278
Other liabilities	6,049	4,312
Stockholders’ equity:
Stock and paid-in capital	406,380	403,787
Additional other comprehensive loss	(374)	(765)
Accumulated deficit	(116,117)	(121,972)

Total Stockholders’ equity	289,889	281,050

Total liabilities and stockholders’ equity	$354,507	$334,080

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income (loss)	$1,489	$(102,515)	$5,855	$(99,978)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization expense	1,742	2,048	7,211	8,193
Asset impairments	—	103,927	—	103,927
Change in working capital	(9,953)	(6,739)	(29,080)	(19,007)
Other items to reconcile to net cash (used in) provided by operating activities	973	3,169	11,640	6,234

Net cash used in operating activities	(5,749)	(110)	(4,374)	(631)

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,376)	(1,545)	(4,422)	(5,474)
Cash acquired in merger, net of transaction costs	—	(71)	—	808
Proceeds from sale of marketable securities	—	—	—	5,192
Proceeds from sale of property, plant and equipment	—	—	18	63
Patent costs	(64)	(1,126)	(387)	(1,341)

Net cash used in investing activities	(1,440)	(2,742)	(4,791)	(752)

Cash flows from financing activities:
Proceeds from exercise of stock options	10	284	525	2,492
Excess tax benefit from exercise of stock options	—	106	186	337
Net proceeds (payments) on short-term obligations	345	1,744	(2,092)	3,529
Net proceeds from long-term obligations	4,525	1,750	13,103	1,750
Payments on long-term obligations	(768)	(2,451)	(5,358)	(5,144)

Net cash provided by financing activities	4,112	1,433	6,364	2,964

Effect of exchange rate changes on cash and cash equivalents	16	(63)	107	(65)

Net (decrease) increase in cash and cash equivalents	(3,061)	(1,482)	(2,694)	1,516
Cash and cash equivalents, beginning of period	20,443	21,558	20,076	18,560

Cash and cash equivalents, end of period	$17,382	$20,076	$17,382	$20,076